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FOR IMMEDIATE RELEASE

Gerardo Varela/Jose Ramon Calderon               Cesar Villavicencio
Tamsa                                            Citigate Financial Intelligence
011-52-55-5282-9913                              (212) 688-6840 / (212) 419-8305
www.tamsa.com.mx


MEXICO CITY (December 16, 2002) - Tubos de Acero de Mexico, S.A. (AMEX: TAM) ("Tamsa") announces number of shares and ADSs held by the public after completion of the Tenaris Exchange Offer.

Upon settlement of the offer by Tenaris S.A. ("Tenaris") to exchange its shares and ADSs for shares and ADSs of Tamsa, shares and ADSs of Siderca S.A.I.C. and shares of Dalmine S.p.A, 94.50% of the shares issued and outstanding of Tamsa will be held, directly or indirectly, by Tenaris. The remaining 5.50% of Tamsa's shares (of which 98.11% are in ADSs form, representing 3,702,657 ADSs) will continue to be held by the public. Although Tamsa would continue to meet the listing requirements of the American Stock Exchange and the Mexican Stock Exchange following settlement of the exchange offer, in accordance with Mexican law, Tenaris is entitled to, and may also be required, to make an offer for the remaining shares of Tamsa. Tenaris has announced that it intends to commence the necessary proceedings to that end shortly.


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